Exhibit 99.1

Contact Information:	FTD Group, Inc.
Lisa A. Witek
Investor Relations
(630) 719-6174
lwitek@ftdi.com

FOR IMMEDIATE RELEASE

FTD Group, Inc. Reports 10.3% Year-over-Year Revenue Growth

for Fiscal Year 2005

•                  Full Year Consumer Business Growth of 14.0%

•                  Full Year Florist Business Growth of 5.8%

•                  Net Loss of $22.6 million for Fiscal Year 2005, Primarily Associated with Expenses Incurred in Connection with the Initial Public Offering; Adjusted for These Expenses, Proforma Net Income was $20.5 million for Fiscal Year 2005

•                  Adjusted EBITDA of $64.4 million for Fiscal Year 2005, representing a 25% increase

DOWNERS GROVE, IL. – Tuesday, August 9, 2005 – FTD Group, Inc. (NYSE: FTD), a leading provider of floral services and products, today announced full year and fourth quarter fiscal 2005 financial results for the periods ended June 30, 2005.

FULL YEAR 2005 RESULTS

Fiscal year 2005 revenues grew 10.3% to $437.8 million, compared with combined consolidated revenues of $397.1 million for fiscal 2004. This revenue growth was led by a 14.0% increase in revenue in the Consumer Business.

Net loss for fiscal year 2005 was $22.6 million, or $1.15 per diluted share. Management believes it is helpful to investors to be presented with the Company’s net income and earnings per share on a proforma basis based on the new capital structure following the completion of the Company’s initial public offering in February 2005 (“IPO”) and the elimination of certain expenses incurred in connection with the IPO, which are not reflective of ongoing operations. Proforma net income for fiscal year 2005 was $20.5 million, or $0.68 per diluted share, reflecting the elimination of $8.3 million of expense, net of tax, related to the termination of the management services agreement with Leonard Green & Partners, L.P., $13.2 million of interest expense and $21.5 million of prepayment fees related to the Company’s preferred shares subject to mandatory redemption, which were repurchased with a portion of the proceeds from the IPO, and the issuance of 15.8 million shares of Common Stock, which were issued in connection with the IPO. Given the timing of the Company’s IPO in February 2005, period-over-period net income and per share comparisons are not meaningful.

3113 Woodcreek Drive • Downers Grove, IL 60515

Main Phone: (630) 719- 7800 • www.FTD.COM

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for fiscal year 2005 was $64.4 million compared to $51.5 million for the prior fiscal year, representing a 25% increase.

“We are very pleased with overall performance during the past fiscal year. Our Consumer Business continued to deliver consistent growth, while the Florist Business benefited from increased spending per florist. Going into fiscal year 2006, we remain confident in our ability to execute on our strategic plan and leverage our complimentary segments to grow the business,” said Michael J. Soenen, President and Chief Executive Officer of FTD.

Tables reconciling net loss to proforma net income and Adjusted EBITDA, along with explanations and definitions of proforma net income and Adjusted EBITDA, are included with the attached consolidated financial statements. Also included in the attached consolidated financial statements is a table reconciling weighted average shares outstanding to proforma weighted average shares outstanding which is used to calculate proforma earnings per share. The Company believes proforma net income, Adjusted EBITDA and proforma earnings per share are useful and relevant because the expenses eliminated are not reflective of the Company’s current capital structure or ongoing operations, and a comparison excluding these expenses provides supplemental information related to the Company’s operations and results.

Consumer Business Segment

The Consumer Business segment is comprised of FTD.COM, a leading Internet and telephone marketer of flowers and specialty gifts, which sells products directly to consumers primarily through the Internet via the www.FTD.COM Web site and through the 1-800-SEND-FTD toll-free telephone number. The Consumer Business segment achieved revenues of $247.1 million in fiscal year 2005, compared to combined revenues of $216.8 million in 2004, representing a 14.0% increase. Growth was primarily driven by an increase in order volumes. Operating income for the Consumer Business was $14.4 million for fiscal year 2005, compared to $10.9 million for the prior year.

Consumer orders during the fiscal year totaled 4,073,000 compared to 3,580,000 orders in fiscal year 2004. Average order value increased slightly to $60.67 in fiscal year 2005 from $60.57 in the prior year. The percentage of Internet orders continues to grow in this segment, increasing to 87.2% from 83.6% in fiscal year 2004. Specialty gift orders, which include all orders delivered via common carrier, comprised 28.8% of total orders for the current fiscal year compared to 25.4% of total orders for fiscal year 2004.

“Consumers’ continued preference for the Internet, along with additional marketing programs and the success of our new product offerings, drove growth in our Consumer Business during the year,” commented Soenen.

Florist Business Segment

The Florist Business segment primarily markets floral products and services to FTD members and other retail locations offering floral products in the U.S. and Canada. The Florist Business segment achieved revenues of $190.7 million in fiscal year 2005, compared to combined revenues of $180.3 million in fiscal year 2004, representing an increase of 5.8%. Strength in the Florist Business was driven by an increase in order volumes as well as revenue increases across the majority of FTD’s Florist Business product lines. Fiscal year 2005 operating income in the Florist Business was $50.0 million compared to $42.1 million in the prior year.

FOURTH QUARTER 2005 RESULTS

Revenues for the fourth quarter of fiscal year 2005 grew 1.8% to $122.6 million, compared to revenues of $120.4 million for the fourth quarter of fiscal year 2004. Results for the period were impacted by an increase in sales related to the Mother’s Day holiday, for which the Company previously reported a 9% growth in order volume within its Consumer Business segment versus the prior year holiday, as well as the shift in the Easter holiday to the third quarter of fiscal year 2005 compared to the fourth quarter of fiscal year 2004.

Net income for the fourth quarter of fiscal year 2005 was $5.4 million, or $0.18 per diluted share. Given the timing of the Company’s IPO in February 2005, period-over-period per share comparisons are not meaningful.

Adjusted EBITDA for the fourth quarter of fiscal year 2005 was $16.2 million compared to $16.1 million for the same period of the prior fiscal year.

Consumer Business Segment

The Consumer Business segment achieved revenues of $78.0 million in the fourth quarter of fiscal year 2005, compared to $74.5 million in the fourth quarter of fiscal year 2004, representing a 4.6% increase. Growth was primarily driven by the previously reported 9% increase in Mother’s Day order volumes, partially offset by the timing of the Easter holiday, which was in the third quarter of fiscal year 2005 versus the fourth quarter of fiscal year 2004. Operating income for the Consumer Business was $5.2 million for the fourth quarter of fiscal year 2005 compared to $3.8 million for the same quarter of the prior year.

Consumer orders during the fourth quarter totaled 1,327,000 compared to approximately 1,291,000 orders in the same quarter of fiscal year 2004. Average order value increased slightly to $58.78 in the current quarter from $57.74 in the prior year’s quarter. The percentage of Internet orders continues to grow in this segment, increasing to 89.3% from 86.5% in the fourth quarter of fiscal year 2004. Specialty gift orders comprised 30.7% of total orders for the fourth quarter compared to 23.9% of total orders for the fourth quarter of fiscal year 2004.

Florist Business Segment

The Florist Business segment achieved revenues of $44.6 million in the fourth quarter of fiscal year 2005, compared to $45.9 million in the fourth quarter of fiscal year 2004, representing a decrease of 2.8%. Results in the Florist Business reflected the decrease of specialty wholesaling product revenue associated with the elimination of unprofitable product lines and the Easter holiday, which was in the third quarter of fiscal year 2005 versus the fourth quarter of fiscal year 2004.  Fourth quarter fiscal year 2005 operating income in the Florist Business was $11.5 million compared to $12.0 million in the prior year quarter. This decrease in operating income is due primarily to the timing of certain FTD member events, which occurred in the fourth quarter of fiscal year 2005 versus the third quarter of fiscal year 2004. As of June 30, 2005, FTD membership totaled approximately 19,700.

SIX MONTHS ENDED JUNE 30, 2005 RESULTS

Due to the shift in Easter between the third and fourth quarters when comparing fiscal year 2005 results to fiscal year 2004 results, management believes it is helpful to investors to be presented with the six month results ended June 30.  Revenues for the six months ended June 30, 2005 grew 9.2% to $247.5 million, compared with combined consolidated revenues of $226.7 million for the same period of the prior fiscal year. This revenue growth resulted from a 12.8% increase in revenue in the Consumer Business and a 4.1% increase in revenue in the Florist Business.

Net loss for the six months ended June 30, 2005 was $20.2 million, or $0.78 per diluted share. Management believes it is helpful to investors to be presented with the Company’s net income and earnings per share on a proforma basis based on the Company’s new capital structure following the completion of the Company’s initial public offering in February 2005 (“IPO”) and the elimination of certain expenses incurred in connection with the IPO, which are not reflective of ongoing operations. Proforma net income for the six months ended June 30, 2005 was $12.2 million, or $0.40 per diluted share, reflecting the elimination of $7.7 million of expense, net of tax, related to the termination of the management services agreement with Leonard Green & Partners, L.P., $3.2 million of interest expense and $21.5 million of prepayment fees related to the Company’s preferred shares subject to mandatory redemption, which were repurchased with a portion of the proceeds from the IPO, and the issuance of 15.8 million shares of Common Stock, which were issued in connection with the IPO. Given the timing of the Company’s IPO in February 2005, period-over-period net income and per share comparisons are not meaningful.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for the six months ended June 30, 2005 was $35.1 million compared to $29.2 million for the same period of the prior fiscal, representing a 20.4% increase.

BALANCE SHEET AND OTHER HIGHLIGHTS

During the fourth quarter, net proceeds of $5.3 million from the sale of 435,200 shares of Common Stock (related to the exercise of the over-allotment option granted in the IPO) were used to redeem a portion of FTD, Inc.’s 7.75% Senior Subordinated Notes at a redemption price of approximately 108% of principal amount.  The Company’s debt balance was $239.1 million as of June 30, 2005, down from $259.8 million as of June 30, 2004, and $256.2 million as of March 31, 2005.  Capital expenditures for fiscal year ended June 30, 2005 were $5.6 million primarily related to continued technology improvements.

FISCAL YEAR 2006 OUTLOOK

“Looking ahead to 2006, we plan to stay the course and continue to consistently execute our business plan,” stated Soenen. “We are focused on continuing to develop our brand and product set, reflecting the preferences of our customers and the needs of our FTD members. We are also committed to being disciplined operators – continuing to effectively control our marketing costs, generate cash and pay down additional debt.”

For the full fiscal year 2006, the Company is targeting annual revenues to be approximately $480 million, with first, second, third and fourth quarter revenues representing approximately 18-19%, 24-25%, 27-28%, and 29-30%, respectively, of the total annual revenues. FTD is targeting net income for the fiscal year to be approximately $23 million, with diluted earnings per share of $0.75. In addition, the Company targets EBITDA for fiscal year 2006 to be approximately $67.5 million, with annual EBITDA margins of approximately 14%.  EBITDA includes the effect of approximately $0.5 million of non-cash stock compensation expense associated with the Company’s adoption of Statement of Financial Accounting Standards No. 123R.  There were no comparable expenses in fiscal year 2005.  Without the effect of this non-cash expense, forecasted EBITDA would be targeted at approximately $68 million.  Quarterly EBITDA margins are expected to be approximately 14%, 15%, 15%, and 13%, respectively for the first, second, third and fourth quarters of fiscal year 2006, relatively consistent with the trends in EBITDA margins that the Company experienced in fiscal year 2005.  The above targets are only estimates, which may be exceeded or alternatively may not be achieved.

PRESENTATION

Due to the merger of the Company with an affiliate of Leonard Green & Partners, L.P., completed on February 24, 2004, results for the full fiscal year ended June 30, 2004 are reported in two separate periods and have been combined for discussion purposes.

CONFERENCE CALL

A conference call has been scheduled for August 9, 2005 at 10:00 a.m., EDT, to review the results for the full year and fourth quarter ended June 30, 2005. To listen to the call over the Internet, go to www.FTD.COM at least 15 minutes early to register, download and install any necessary audio software. To listen to the call by telephone, dial (800) 374-1504 (mention conference ID #8013475). A replay of the call will be available through August 23, 2005 through www.FTD.COM or by dialing (800) 642-1687 (mention conference ID #8013475). The conference call contains time-sensitive information that is accurate only as of August 9, 2005, the date of the live broadcast. The call is the property of FTD Group, Inc. Any redistribution, retransmission or rebroadcast of the conference call in any form without the express written consent of FTD Group, Inc. is strictly prohibited.

ABOUT FTD GROUP, INC.

FTD Group, Inc. is a leading provider of floral-related products and services to consumers and retail floral locations in the approximately $14 billion U.S. floral retail market. Our business is supported by the highly recognized FTD brand, which was established in 1910 and enjoys 96% brand recognition among our principal target market of U.S. consumers, as well as by the Mercury Man logo, which is displayed in approximately 50,000 floral shops globally. We conduct our business through two operating segments. The Consumer Business segment, primarily through the www.FTD.COM Web site and the 1-800-SEND-FTD toll-free telephone number, offers same-day delivery of floral orders to nearly 100% of the U.S. and Canadian populations. As a result of the same-day delivery capability and broad product selection, the Consumer Business segment is one of the largest direct marketers of floral arrangements and specialty gifts in the U.S. The Florist Business segment provides a comprehensive suite of products and services to enable the network of approximately 20,000 FTD members to send and deliver floral orders. FTD members are able to expand their revenues and reduce their operating costs by participating in the inter-city floral delivery market and utilizing FTD’s business services, technology, branded merchandise and improved operating practices.

FORWARD-LOOKING STATEMENTS

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s outlook, anticipated revenue growth and profitability; the anticipated benefits of investments in new products, programs and offerings; and opportunities and trends within both the Consumer and Florist Business segments, including opportunities to expand these businesses and capitalize on growth opportunities or increase penetration of service offerings.  These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the Company and its industry.  Investors are cautioned that actual results could differ from those anticipated by the forward-looking statements as a result of: the Company’s ability to acquire and retain FTD member florists and continued recognition by members of the value of the

Company’s products and services; the acceptance by members of the new or modified service offerings recently introduced; the Company’s ability to sell additional products and services to member florists; the Company’s ability to expand existing marketing partnerships and secure new marketing partners within the Consumer Business segment; the success of the Company’s marketing campaigns; the ability to retain customers and maintain average order value within the Consumer Business segment; the existence of failures in the Mercury Network or the Company’s Consumer Business segment systems; competition from existing and potential new competitors; levels of discretionary consumer purchases of flowers and specialty gifts; the Company’s ability to manage or reduce its level of expenses within both the Consumer and Florist Business segments; actual growth rates for the markets in which the Company competes compared with forecasted growth rates; the Company’s ability to increase capacity and introduce enhancements to its Web sites; and the Company’s ability to integrate additional partners or acquisitions, if any are identified.  These factors, along with other potential risks and uncertainties, are discussed in the Company’s reports and other documents filed with the Securities and Exchange Commission.  We expressly disclaim any obligation to update forward-looking statements.

Financial statements follow…

FTD GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	June 30,
	2005	2004

Revenues:
Florist Business	$44,596	$45,873
Consumer Business	77,982	74,528
Total revenues	122,578	120,401

Costs of goods sold and services provided:
Florist Business	12,864	14,509
Consumer Business	57,632	56,292
Corporate	521	620
Total costs of goods sold and services provided	71,017	71,421

Gross profit:
Florist Business	31,732	31,364
Consumer Business	20,350	18,236
Corporate	(521)	(620)
Total gross profit	51,561	48,980

Advertising and selling:
Florist Business	14,766	14,621
Consumer Business	9,777	9,262
Total advertising and selling	24,543	23,883

General and administrative:
Florist Business	2,432	1,844
Consumer Business	4,658	4,466
Corporate	6,084	8,545
Total general and administrative	13,174	14,855

Operating income (loss) before corporate allocations:
Florist Business	14,534	14,899
Consumer Business	5,915	4,508
Corporate	(6,605)	(9,165)
Total operating income before corporate allocations	13,844	10,242

Corporate Allocations:
Florist Business	3,028	2,909
Consumer Business	708	695
Corporate	(3,736)	(3,604)
Total corporate allocations	—	—

Income (loss) from operations:
Florist Business	11,506	11,990
Consumer Business	5,207	3,813
Corporate	(2,869)	(5,561)
Total income from operations	13,844	10,242

Other income and expenses:
Interest income	(183)	(76)
Interest expense	5,037	5,406
Interest expense and prepayment fees on shares subject to mandatory redemption	—	4,788
Other expense, net	31	30

Total other (income) expenses	4,885	10,148

Income before income tax	8,959	94

Income tax expense	3,583	1,987

Net income (loss)	$5,376	$(1,893)

Net loss per common share - basic	$0.18
Net loss per common share - diluted	$0.18

Weighted average common shares outstanding - basic	29,452
Weighted average common shares outstanding - diluted	30,366

FTD GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

		Period from	Period from
		July 1, 2003	February 24, 2004
	Year Ended	through	through
	June 30, 2005	February 23, 2004	June 30, 2004
		Predecessor
Revenues:
Florist Business	$190,687	$117,172	$63,085
Consumer Business	247,108	128,507	88,296
Total revenues	437,795	245,679	151,381

Costs of goods sold and services provided:
Florist Business	62,025	39,774	20,919
Consumer Business	183,692	96,609	66,682
Corporate	2,300	1,674	823
Total costs of goods sold and services provided	248,017	138,057	88,424

Gross profit:
Florist Business	128,662	77,398	42,166
Consumer Business	63,416	31,898	21,614
Corporate	(2,300)	(1,674)	(823)
Total gross profit	189,778	107,622	62,957

Advertising and selling:
Florist Business	56,319	36,426	19,344
Consumer Business	29,080	13,815	10,368
Total advertising and selling	85,399	50,241	29,712

General and administrative:
Florist Business	10,161	7,108	2,680
Consumer Business	17,081	9,918	5,728
Corporate	37,491	39,654	11,819
Total general and administrative	64,733	56,680	20,227

Operating income (loss) before corporate allocations:
Florist Business	62,182	33,864	20,142
Consumer Business	17,255	8,165	5,518
Corporate	(39,791)	(41,328)	(12,642)
Total operating income before corporate allocations	39,646	701	13,018

Corporate Allocations:
Florist Business	12,154	8,028	3,908
Consumer Business	2,895	1,880	937
Corporate	(15,049)	(9,908)	(4,845)
Total corporate allocations	—	—	—

Income (loss) from operations:
Florist Business	50,028	25,836	16,234
Consumer Business	14,360	6,285	4,581
Corporate	(24,742)	(31,420)	(7,797)
Total income from operations	39,646	701	13,018

Other income and expenses:
Interest income	(649)	(22)	(137)
Interest expense	20,466	532	9,365
Interest expense and prepayment fees on shares subject to mandatory redemption	34,732	—	6,689
Other expense (income), net	(390)	(1,105)	63

Total other (income) expenses	54,159	(595)	15,980

Income (loss) before income tax	(14,513)	1,296	(2,962)

Income tax expense	8,087	2,898	1,535

Net loss	$(22,600)	$(1,602)	$(4,497)

Net loss per common share - basic	$(1.15)		$(0.34)
Net loss per common share - diluted	$(1.15)		$(0.34)

Weighted average common shares outstanding - basic	19,722		13,334
Weighted average common shares outstanding - diluted	19,722		13,334

FTD GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	June 30, 2005	June 30, 2004
ASSETS

Current assets:
Cash and cash equivalents	$8,890	$2,491
Restricted cash	—	7,261
Accounts receivable, less allowance for doubtful accounts of $2,521 at June 30, 2005 and $5,067 at June 30, 2004	23,419	27,572
Inventories, net	6,495	9,392
Deferred income taxes	2,550	4,296
Prepaid expenses and other current assets	7,782	10,312
Total current assets	49,136	61,324

Property and equipment:
Land and improvements	1,380	1,380
Building and improvements	14,291	14,196
Furniture and equipment	6,159	4,771
Total	21,830	20,347
Less accumulated depreciation	3,790	1,136
Property and equipment, net	18,040	19,211

Other assets:
Other noncurrent assets, net	28,522	28,907
Other intangible assets, less accumulated amortization of $3,393 at June 30, 2005 and $834 at June 30, 2004	17,380	11,673
Trademark	121,577	121,577
Goodwill	336,659	337,196
Total other assets	504,138	499,353
Total assets	$571,314	$579,888

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$41,498	$41,311
Customer deposits	5,143	5,441
Unearned income	2,522	2,059
Other accrued liabilities	14,179	23,217
Current maturities of long-term debt	850	850
Total current liabilities	64,192	72,878

Senior secured credit facility	68,113	83,938
Senior subordinated notes	170,117	175,000
Post-retirement benefits and accrued pension obligations	2,856	2,717
Deferred income taxes	60,289	57,814
Junior preferred stock subject to mandatory redemption	—	75,780
Senior preferred stock subject to mandatory redemption	—	76,299

Stockholders’ equity:
Common stock: $0.01 par value, 75,000,000 shares authorized; 29,451,791 and 13,333,339 shares issued and outstanding as of June 30, 2005 and 2004, respectively	295	133
Paid-in capital	232,759	39,867
Accumulated deficit	(27,097)	(4,497)
Accumulated other comprehensive loss	(210)	(41)
Total stockholders’ equity	205,747	35,462
Total liabilities and stockholders’ equity	$571,314	$579,888

FTD GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

		Period from	Period from
		July 1, 2003	February 24, 2004
	Year Ended	through	through
	June 30, 2005	February 23, 2004	June 30, 2004
		Predecessor

Cash flows from operating activities:
Net loss	$(22,600)	$(1,602)	$(4,497)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	10,499	5,377	3,738
Interest expense and prepayment fees on mandatorily redeemable shares	34,732	—	6,689
Deferred compensation expense	—	51	—
Amortization and write-off of deferred financing costs	1,934	600	440
Provision for doubtful accounts	4,250	2,103	1,132
Provision for obsolete inventory	1,954	—	—
Deferred income taxes	4,438	(518)	(287)
Increase (decrease) in cash due to change in assets and liabilities, net of acquisition:
Restricted cash	—	—	(7,261)
Accounts receivable	(2,953)	(10,728)	1,049
Inventories	943	(1,289)	565
Prepaid expenses and other	3,245	(6,168)	743
Other noncurrent assets	(116)	123	22
Accounts payable	187	21,213	(17,532)
Barter transaction	529	—	—
Other accrued liabilities, unearned income and customer deposits	(2,015)	(131)	6,423

Net cash provided by (used in) operating activities	35,027	9,031	(8,776)

Cash flows from investing activities:
Capital expenditures	(5,604)	(4,169)	(1,579)
Acquisition	(8,472)	—	—
Going private transaction with Nectar Merger Corporation	—	—	(421,049)

Net cash used in investing activities	(14,076)	(4,169)	(422,628)

Cash flows from financing activities:
Net proceeds from the issuance of common stock	192,227	—	—
Redemption of preferred stock	(186,811)	—	—
Repayments of long-term debt	(20,708)	—	(212)
Net proceeds from (repayments of) revolving credit facility	—	(6,500)	—
Capital contribution - common stock	827	—	39,064
Capital contribution - preferred stock	—	—	145,390
Deferred financing costs	(243)	—	(10,659)
Proceeds from the issuance of long-term debt	—	—	260,000
Issuance of treasury stock	—	32	—

Net cash provided by (used in) financing activities	(14,708)	(6,468)	433,583

Effect of foreign exchange rate changes on cash	156	38	(41)

Net increase (decrease) in cash and cash equivalents	6,399	(1,568)	2,138

Cash and cash equivalents at beginning of period	2,491	1,921	353

Cash and cash equivalents at end of period	$8,890	$353	$2,491

FTD GROUP, INC.

FOURTH QUARTER SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Three Months Ended June 30, 2005			Three Months Ended June 30, 2004
	Gross Segment	Eliminations	Consolidated	Gross Segment	Eliminations	Consolidated
				Predecessor
Revenues:
Florist business	$44,625	$(29)	$44,596	$45,651	$222	$45,873
Consumer business	84,111	(6,129)	77,982	80,853	(6,325)	74,528
Total	128,736	(6,158)	122,578	126,504	(6,103)	120,401

Costs of Goods Sold and Services Provided:
Florist business	13,709	(845)	12,864	15,188	(679)	14,509
Consumer business	58,396	(764)	57,632	56,841	(549)	56,292
Corporate	521	—	521	620	—	620
Total	72,626	(1,609)	71,017	72,649	(1,228)	71,421

Gross Profit:
Florist business	30,916	816	31,732	30,463	901	31,364
Consumer business	25,715	(5,365)	20,350	24,012	(5,776)	18,236
Corporate	(521)	—	(521)	(620)	—	(620)
Total	56,110	(4,549)	51,561	53,855	(4,875)	48,980

Advertising and Selling:
Florist business	19,316	(4,550)	14,766	19,492	(4,871)	14,621
Consumer business	9,777	—	9,777	9,262	—	9,262
Total	29,093	(4,550)	24,543	28,754	(4,871)	23,883

General and Administrative:
Florist business	2,432	—	2,432	1,844	—	1,844
Consumer business	5,449	(791)	4,658	5,227	(761)	4,466
Corporate	5,292	792	6,084	7,788	757	8,545
Total	13,173	1	13,174	14,859	(4)	14,855

Operating Income (Loss) before Corporate Allocations:
Florist business	9,168	5,366	14,534	9,127	5,772	14,899
Consumer business	10,489	(4,574)	5,915	9,523	(5,015)	4,508
Corporate	(5,813)	(792)	(6,605)	(8,408)	(757)	(9,165)
Total	13,844	—	13,844	10,242	—	10,242

Corporate Allocations:
Florist business	3,028	—	3,028	2,909	—	2,909
Consumer business	708	—	708	695	—	695
Corporate	(3,736)	—	(3,736)	(3,604)	—	(3,604)
Total	—	—	—	—	—	—

Operating Income (Loss):
Florist business	6,140	5,366	11,506	6,218	5,772	11,990
Consumer business	9,781	(4,574)	5,207	8,828	(5,015)	3,813
Corporate	(2,077)	(792)	(2,869)	(4,804)	(757)	(5,561)
Total	$13,844	$—	$13,844	$10,242	$—	$10,242

Depreciation and Amortization:
Florist business	$887	$—	$887	$1,210		$1,210
Consumer business	563	—	563	618		618
Corporate	961	—	961	953		953
Total	$2,411	$—	$2,411	$2,781	$—	$2,781

FTD GROUP, INC.

YEAR-TO-DATE SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Year Ended June 30, 2005			Period from July 1, 2003 through February 23, 2004			Period from February 24, 2004 through June 30, 2004
	Gross Segment	Eliminations	Consolidated	Gross Segment	Eliminations	Consolidated	Gross Segment	Eliminations	Consolidated
				Predecessor
Revenues:
Florist business	$190,815	$(128)	$190,687	$116,878	$294	$117,172	$62,832	$253	$63,085
Consumer business	267,075	(19,967)	247,108	138,965	(10,458)	128,507	95,868	(7,572)	88,296
Total	457,890	(20,095)	437,795	255,843	(10,164)	245,679	158,700	(7,319)	151,381

Costs of Goods Sold and Services Provided:
Florist business	65,208	(3,183)	62,025	41,477	(1,703)	39,774	21,816	(897)	20,919
Consumer business	186,225	(2,533)	183,692	97,639	(1,030)	96,609	67,348	(666)	66,682
Corporate	2,300	—	2,300	1,674	—	1,674	823	—	823
Total	253,733	(5,716)	248,017	140,790	(2,733)	138,057	89,987	(1,563)	88,424

Gross Profit:
Florist business	125,607	3,055	128,662	75,401	1,997	77,398	41,016	1,150	42,166
Consumer business	80,850	(17,434)	63,416	41,326	(9,428)	31,898	28,520	(6,906)	21,614
Corporate	(2,300)	—	(2,300)	(1,674)	—	(1,674)	(823)	—	(823)
Total	204,157	(14,379)	189,778	115,053	(7,431)	107,622	68,713	(5,756)	62,957

Advertising and Selling:
Florist business	70,697	(14,378)	56,319	43,841	(7,415)	36,426	25,094	(5,750)	19,344
Consumer business	29,080	—	29,080	13,815	—	13,815	10,368	—	10,368
Total	99,777	(14,378)	85,399	57,656	(7,415)	50,241	35,462	(5,750)	29,712

General and Administrative:
Florist business	10,161	—	10,161	7,108	—	7,108	2,680	—	2,680
Consumer business	19,556	(2,475)	17,081	11,242	(1,324)	9,918	6,631	(903)	5,728
Corporate	35,017	2,474	37,491	38,346	1,308	39,654	10,922	897	11,819
Total	64,734	(1)	64,733	56,696	(16)	56,680	20,233	(6)	20,227

Operating Income (Loss) before Corporate Allocations:
Florist business	44,749	17,433	62,182	24,452	9,412	33,864	13,242	6,900	20,142
Consumer business	32,214	(14,959)	17,255	16,269	(8,104)	8,165	11,521	(6,003)	5,518
Corporate	(37,317)	(2,474)	(39,791)	(40,020)	(1,308)	(41,328)	(11,745)	(897)	(12,642)
Total	39,646	—	39,646	701	—	701	13,018	—	13,018

Corporate Allocations:
Florist business	12,154	—	12,154	8,028	—	8,028	3,908	—	3,908
Consumer business	2,895	—	2,895	1,880	—	1,880	937	—	937
Corporate	(15,049)	—	(15,049)	(9,908)	—	(9,908)	(4,845)	—	(4,845)
Total	—	—	—	—	—	—	—	—	—

Operating Income (Loss):
Florist business	32,595	17,433	50,028	16,424	9,412	25,836	9,334	6,900	16,234
Consumer business	29,319	(14,959)	14,360	14,389	(8,104)	6,285	10,584	(6,003)	4,581
Corporate	(22,268)	(2,474)	(24,742)	(30,112)	(1,308)	(31,420)	(6,900)	(897)	(7,797)
Total	$39,646	$—	$39,646	$701	$—	$701	$13,018	$—	$13,018

Depreciation and Amortization:
Florist business	$4,241	$—	$4,241	$3,340	$—	$3,340	$1,645	$—	$1,645
Consumer business	2,405	—	2,405	1,489	—	1,489	823	—	823
Corporate	3,853	—	3,853	548	—	548	1,270	—	1,270
Total	$10,499	$—	$10,499	$5,377	$—	$5,377	$3,738	$—	$3,738

FTD GROUP, INC.

NON-GAAP FINANCIAL MEASURES

PROFORMA NET INCOME AND PROFORMA EARNINGS PER SHARE

(Unaudited)

(In thousands, except per share data)

Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”) to those presented on the basis of methodologies other than in accordance with GAAP (“non-GAAP”).

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP financial measures within the meaning of Regulation G as a result of significant changes in the Company’s capital structure resulting from the Company’s initial public offering (“IPO”).  The Company has included “proforma EPS,” calculated based on “proforma net income,” and “proforma weighted average shares outstanding,” which are all non-GAAP financial measures.  The Company’s management believes that these measurements are important to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies in the industry.

While management believes that proforma net income and proforma EPS will be helpful to investors in understanding and evaluating the Company’s performance in the periods immediately following the IPO, management does not expect to continue to provide proforma net income and proforma EPS once the effects of the significant changes to the Company’s capital structure are able to be fully reflected in the Company’s financial statements.

The Company is providing proforma net income, proforma EPS and proforma weighted average shares outstanding for each quarter of fiscal year 2005, assuming that the following transactions had occurred on June 30, 2004:

(i) the issuance of 15,842,893 shares in connection with the IPO;

(ii) the repurchase of the 14% Senior Redeemable Exchangeable Cumulative Preferred Stock and the 12% Junior Redeemable Exchangeable Cumulative Preferred Stock; and

(iii) the termination of the Management Services Agreement.

	Three Months Ended				Six Months Ended	Year Ended
	September 30,	December 31,	March 31,	June 30,	June 30,	June 30,
	2004	2004	2005	2005	2005	2005

Net income (loss), as reported (GAAP basis)	$(3,147)	$756	$(25,585)	$5,376	$(20,209)	$(22,600)
Plus: management fee, net of 40% tax effect	328	300	7,710	—	7,710	8,338
Plus: interest expense and prepayment fees on shares subject to mandatory redemption	4,943	5,105	24,684	—	24,684	34,732

Proforma net income	$2,124	$6,161	$6,809	$5,376	$12,185	$20,470

Proforma EPS:
Basic	$0.07	$0.21	$0.23	$0.18	$0.41	$0.70
Diluted	$0.07	$0.21	$0.22	$0.18	$0.40	$0.68

Basic:
Weighted average shares outstanding, as reported (GAAP basis)	13,336	13,609	22,493	29,452	25,973	19,722
Add: weighted average effect as if IPO occurred on 6/30/04	15,843	15,843	6,959	—	3,479	9,662
Proforma weighted average shares outstanding	29,179	29,452	29,452	29,452	29,452	29,384

Diluted:
Weighted average shares outstanding, (GAAP basis)	13,336	13,609	23,460	30,366	26,913	20,291
Add: weighted average effect as if IPO occurred on 6/30/04	15,843	15,843	6,959	—	3,480	9,661
Proforma weighted average shares outstanding	29,179	29,452	30,419	30,366	30,393	29,952

FTD GROUP, INC.

NON-GAAP FINANCIAL MEASURES

EBITDA AND ADJUSTED EBITDA

(Unaudited)

(In thousands)

Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”) to those presented on the basis of methodologies other than in accordance with GAAP (“non-GAAP”).

The Company defines Adjusted EBITDA as EBITDA plus (i) expenses that are not considered reflective of the Company’s ongoing operations and (ii) management fees, because these fees are excluded in measuring the Company’s performance under the executive compensation plan, the new senior credit agreement and the indenture governing the notes.  The Company defines EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization.  EBITDA and Adjusted EBITDA are calculated as follows for the periods presented:

		Period from	Period from		Period from	Period from
		February 24, 2004	January 1, 2004		February 24, 2004	July 1, 2003
	Three Months	through	through	Six Months Ended	through	through	Year Ended
	Ended June 30, 2004	June 30, 2004	February 23, 2004	June 30, 2004	June 30, 2004	February 23, 2004	June 30, 2004
			Predecessor	Combined		Predecessor	Combined

Net income (loss), as reported (GAAP basis)	$(1,893)	$(4,497)	$(11,951)	$(16,448)	$(4,497)	$(1,602)	$(6,099)
plus: Interest expense, net	5,330	9,228	$78	9,306	9,228	510	9,738
plus: Interest expense and prepayment fees on shares subject to mandatory redemption	4,788	6,689	—	6,689	6,689	—	6,689
plus: Depreciation and amortization	2,781	3,738	1,356	5,094	3,738	5,377	9,115
plus: Income tax expense (benefit)	1,987	1,535	(3,788)	(2,253)	1,535	2,898	4,433
EBITDA	12,993	16,693	(14,305)	2,388	16,693	7,183	23,876
plus: Adjustments not reflective of ongoing operations (1)	2,645	3,327	22,493	25,820	3,327	22,310	25,637
plus: Deferred compensation (2)	—	—	15	15	—	51	51
plus: Management fees (3)	500	667	300	967	667	1,300	1,967
Adjusted EBITDA (4)	$16,138	$20,687	$8,503	$29,190	$20,687	$30,844	$51,531

	Three Months			Six Months			Year Ended
	Ended June 30, 2005			Ended June 30, 2005			June 30, 2005

Net income (loss), as reported (GAAP basis)	$5,376			$(20,209)			$(22,600)
plus: Interest expense, net	4,854			9,950			19,817
plus: Interest expense and prepayment fees on shares subject to mandatory redemption	—			24,684			34,732
plus: Depreciation and amortization	2,413			4,886			10,499
plus: Income tax expense (benefit)	3,583			2,981			8,087
EBITDA	16,226			22,292			50,535
plus: Management fees (3)	—			12,850			13,897
Adjusted EBITDA (4)	$16,226			$35,142			$64,432

(1)   During fiscal year 2004, the Company recorded the following, which management does not consider reflective of the Company’s ongoing operations:

- In the second quarter of fiscal year 2004, the Company recorded as a component of other expense (income), net, a gain of $1.5 million related to the receipt of insurance proceeds related to the consolidated shareholder class action litigation associated with FTD, Inc.’s fiscal 2002 merger with FTD.COM.

- In the second and third quarters of fiscal year 2004, the Company recorded a total of $23.4 million as a component of corporate general and administrative expense related to the going private transaction with an affiliate of Leonard Green & Partners, L.P. that was completed in February 2004 (the “2004 Going Private Transaction”).  In addition, in the third quarter of fiscal year 2004, the Company recorded as a component of other expense (income), net, $0.4 million related to the write-off of unamortized deferred financing fees on the then existing debt.  In the fourth quarter of fiscal year 2004, FTD, Inc. recorded $23,000 as an offset to Corporate general and adminstrative expense, related to the 2004 Going Private Transaction.

- In the third and fourth quarters of fiscal year 2004, the Company recorded $0.7 million and $2.6 million, respectively, as a component of corporate general and administrative expense for severance related costs.

(2)   The Company historically recorded expense related to restricted stock and option grants under a plan that was terminated in conjunction with the 2004 Going Private Transaction.

(3)   The management services agreement was terminated in connection with the initial public offering.

(4)   The Company uses Adjusted EBITDA as a supplemental measure of performance.  The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance, as it is used as a performance measure under the new senior credit facility entered into in connection with the 2004 Going Private Transaction, the indenture governing the notes and the Company’s executive compensation plan.  All of the adjustments made in the calculation of Adjusted EBITDA, as described above, are adjustments that would be made in calculating the Company’s performance for purposes of coverage ratios under the new senior credit facility and the indenture governing the notes, and the Company’s executive compensation plan bases incentive compensation payments in significant part on the Company’s performance measured using Adjusted EBITDA as presented above.  Measures similar to Adjusted EBITDA are also widely used by the Company and by others in the Company’s industry to evaluate and price potential acquisition candidates.  The Company believes EBITDA and Adjusted EBITDA facilitate operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).  The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA and/or Adjusted EBITDA when reporting their results.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP.  Some of the limitations of EBITDA and Adjusted EBITDA are that they do not reflect the Company’s cash expenditures for capital expenditures, they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt, they do not reflect changes in, or cash requirements for, the Company’s working capital requirements, they do not reflect the impact of management fees paid and other significant expenses excluded above and other companies in the Company’s industry may calculate these measures differently than presented above.  The Company compensates for these limitations by relying primarily on GAAP results and using EBITDA and Adjusted EBITDA only supplementally.

FTD GROUP, INC.

NON-GAAP FINANCIAL MEASURES

EBITDA AND ADJUSTED EBITDA

(Unaudited)

(In thousands)

Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”) to those presented on the basis of methodologies other than in accordance with GAAP (“non-GAAP”).

The Company defines Adjusted EBITDA as EBITDA plus expenses that are not considered reflective of the Company’s ongoing operations.  The Company does not presently expect any expenses that are not considered reflective of ongoing operations in fiscal year 2006.  The Company defines EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization.  EBITDA is calculated as follows for the periods presented:

	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Year Ended
	September 30, 2005	December 31, 2005	March 31, 2006	June 30, 2006	June 30, 2006
	(Forecasted Targets)	(Forecasted Targets)	(Forecasted Targets)	(Forecasted Targets)	(Forecasted Targets)
Revenues	$88,800	$117,600	$132,000	$141,600	$480,000

Net income (loss), as reported (GAAP basis)	$2,800	$5,800	$7,600	$6,800	$23,000
plus: Interest expense, net	5,000	4,800	4,400	4,300	18,500
plus: Depreciation and amortization	2,600	2,750	2,700	2,700	10,750
plus: Income tax expense (benefit)	1,850	3,850	5,050	4,500	15,250
EBITDA (1)	$12,250	$17,200	$19,750	$18,300	$67,500

(1)   The Company uses EBITDA as a supplemental measure of performance.  The Company presents EBITDA because it considers it an important supplemental measure of performance, as it is materially the same performance measure that is used as a performance measure under the senior credit facility entered into in connection with the 2004 Going Private Transaction, the indenture governing the notes and the Company’s executive compensation plan.  The senior credit facility, the indenture governing the notes and the executive compensation plan also allow for the adjustment to EBITDA of non-cash stock compensation expenses related to the adoption Statement of Financial Accounting Standards No. 123R.  Measures similar to EBITDA are also widely used by the Company and by others in the Company’s industry to evaluate and price potential acquisition candidates.  The Company believes EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).  The Company also presents EBITDA because it believes it is frequently used by investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA when reporting their results.  EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP.  Some of the limitations of EBITDA is that it does not reflect the Company’s cash expenditures for capital expenditures, it does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt, it does not reflect changes in, or cash requirements for, the Company’s working capital requirements, and other companies in the Company’s industry may calculate these measures differently than presented above.  The Company compensates for these limitations by relying primarily on GAAP results and using EBITDA only supplementally.